EXHIBIT 99.1

     PREMIERWEST BANCORP DECLARES $0.01 PER SHARE CASH DIVIDEND AND 5% STOCK DIVIDEND

MEDFORD, OR – January 15, 2009 – Jim Ford, President and Chief Executive Officer of PremierWest Bancorp (NASDAQ – PRWT) announced this morning that the Board of Directors has declared a $0.01 per share quarterly cash dividend and a 5% stock dividend. The dividend will be paid on February 17, 2009 to PremierWest Bancorp shareholders of record as of January 30, 2009. The 5% stock dividend will be issued on April 15, 2009 to shareholders of record as of March 31, 2009.

In announcing the dividend, Mr. Ford stated, “Our Board and our management have concluded that the uncertain duration of the economic turbulence we have been experiencing throughout the various communities we serve, suggests that capital preservation is of paramount importance at this juncture. Accordingly, the Board of Directors has opted to reduce the cash dividend to $0.01 per share this quarter and to provide a 5% stock dividend to our shareholders. We remain optimistic about our future and improved economic conditions ahead. We anticipate the Board will reassess PremierWest’s future cash dividend each quarter as we move forward. We believe that continuing to maintain our ‘Well Capitalized’ level will reinforce to our customers and our shareholders that PremierWest is an institution worthy of their trust and in which they can have great confidence.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements with the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements, in this case related to future economic conditions, capital levels and payment of or the amount of future dividends, which may vary over time based on a variety of factors considered by the Board of Directors.